Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Chuck Hartlage	Thierry Denis
419.248.5395	419.248.5748

BRIAN CHAMBERS APPOINTED PRESIDENT AND

CHIEF OPERATING OFFICER OF OWENS CORNING

Gunner Smith Appointed President, Roofing

Toledo, Ohio – July 31, 2018 – Owens Corning (NYSE: OC) today announced that Brian Chambers has been appointed President and Chief Operating Officer effective August 1, 2018.

“The creation of a Chief Operating Officer and the appointment of Brian Chambers will create additional senior management capacity to accelerate our progress on growing the company,” said Mike Thaman, Chairman and Chief Executive Officer. “The fundamentals of our business are strong, and this change will allow us to further leverage scale across the enterprise.”

Mr. Chambers, 51, has been President of Owens Corning’s Roofing business since 2014. Under his leadership, revenues for the Roofing business grew 16% in 2017. Prior to his current position, Mr. Chambers was Vice President and General Manager for Roofing, a role he held since 2013. Mr. Chambers returned to Owens Corning in April 2011 as Vice President and Managing Director, Engineered Solutions in the Composites business. He had spent almost four years prior as President of Saint-Gobain’s Distribution business in North America after Owens Corning’s divestiture of its Siding Solutions business where he served as President of the Siding and Building Material Distribution businesses. Over the course of his career, Mr. Chambers has held a number of senior commercial and operational roles across a range of businesses and geographies.

Mike Thaman continued, “Brian is a proven and respected leader with nearly 15 years of experience with Owens Corning. He has a track record for delivering strong business results and has demonstrated the commitment to the company and our customers that makes him the right choice for this role.”

Gunner Smith will succeed Mr. Chambers as President, Roofing. Mr. Smith has been with Owens Corning since 2008 and has served in his current role, as Vice President of Sales, Roofing, since 2013. He has built a strong field organization that has been the foundation of the company’s sustained strong performance in the Roofing business. He will report to Mr. Chambers and will serve as a member of the company’s Executive Committee.

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures, and markets insulation, roofing, and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2017 sales of $6.4 billion and employs 19,000 people in 37 countries. It has been a Fortune 500® company for 63 consecutive years. For more information, please visit www.owenscorning.com.

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